Exhibit 99.2

FOR IMMEDIATE RELEASE

      CIT ANNOUNCES AMENDMENT TO TERMS OF NOTES EXCHANGE OFFER

Notes Exchange Extended to Modify Closing Conditions and
Extend Withdrawal Rights

     NEW YORK – December 16, 2008 – CIT Group Inc. (NYSE: CIT), a leading commercial finance company, today announced in conjunction with its earlier announcement that it has extended the expiration date of its offer to exchange certain of its outstanding notes (the “Notes Exchange”) to 5:00 PM EST on December 19, 2008, that it is amending certain terms of the Notes Exchange in order to modify the closing conditions and to extend withdrawal rights.

     The closing of the Notes Exchange was previously conditioned upon the satisfaction or waiver of certain conditions, including the approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) of CIT’s application to become a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As a result of discussions with the Federal Reserve, CIT withdrew its application to become a state member bank of the Federal Reserve System and its application to become a financial holding company under the BHC Act. Therefore, CIT is amending the condition to closing of the Notes Exchange to remove that it be approved by the Federal Reserve as a financial holding company under the BHC Act. The Company has not withdrawn its application to become a bank holding company, nor has it withdrawn its application to convert its subsidiary, CIT Bank, from a Utah industrial bank to a Utah state bank. If the application to convert CIT Bank is approved, CIT Bank will be a Utah state bank regulated by the Federal Deposit Insurance Corporation. The offer remains conditioned on CIT being approved by the

Federal Reserve as a bank holding company under the BHC Act and upon the purchase or commitment to purchase by the U.S. Department of the Treasury CIT perpetual preferred stock pursuant to the Capital Purchase Program created under the Emergency Economic Stabilization Act of 2008. The condition that CIT be approved as a bank holding company is a condition for the benefit of eligible holders and cannot be waived by the Company. The Company expects the Federal Reserve to approve its application to become a bank holding company under the BHC Act; however, no assurance can be given that they will do so.

     The Company does not believe that the failure to become a state member bank or a financial holding company will have a material adverse effect on its business or results of operations. If CIT had been granted financial holding company status, it would have been allowed to engage in a broader range of financial services activities than those permitted for bank holding companies. Currently, almost all of CIT’s activities are permissible for bank holding companies that do not have financial holding company status. The activities potentially affected by the withdrawal of the financial holding company application are primarily related to CIT’s insurance business. If CIT is not approved as a financial holding company within the next two years, it is likely that we could be required to discontinue a portion of our insurance business and any other impermissible activities currently conducted by CIT, which we do not believe would have a material adverse effect on the Company.

     In connection with the amendment of the financial holding company condition, we have extended withdrawal rights available to holders who have already tendered into the Notes Exchange until 4:00 PM EST on December 17, 2008. However, if participants in the Notes Exchange choose to withdraw their existing tenders, CIT may not be able to raise the necessary amount of regulatory capital that is required in order for the Federal Reserve to approve its application to become a bank holding company.

     As of December 15, 2008, approximately $2.368 billion in aggregate principal amount of old notes had been tendered.

     Except as otherwise described above, the terms and conditions of the Notes Exchange are described in the Offering Memorandum, dated as of November 17, 2008, as amended, and the related letter of transmittal. Holders eligible to participate in the Notes Exchange are encouraged to read such documents carefully prior to making a decision with respect to the Notes Exchange.

     The securities offered in the Notes Exchange have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “plan,” “will,” “expect,” “may,” “would,” or the negative of any of those words or similar expressions are intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding the Notes Exchange or related future events, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include, among others, final results of the Notes Exchange being different than current expectations; the ability to satisfy the conditions to the Notes Exchange; and the success, or lack thereof, of the transactions and other initiatives described in this press release, including our application to the Federal Reserve to become a bank holding company and the submission of our application to the U.S. Treasury to participate in the Capital Purchase Program by selling preferred stock to the U.S. Treasury. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

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Media Relations
C. Curtis Ritter
212-461-7711